Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-104777

PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus dated July 2, 2003)


                         CITADEL SECURITY SOFTWARE INC.
                               7,397,810 SHARES OF
                                  COMMON STOCK

                            _________________________




This Prospectus Supplement supplements our Prospectus dated July 2, 2003 and all prior Prospectus Supplements, relating to the offer and sale from time to time by certain of our selling stockholders of up to 7,397,810 shares of our common stock, including up to 2,032,139 shares issuable upon the exercise of common stock warrants and stock options. This Prospectus Supplement replaces the selling shareholder table and related footnotes and should be read in conjunction with, and may not be delivered or utilized without the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus and any prior Prospectus Supplement.


                           __________________________


This Prospectus Supplement is dated September 26, 2003.

-------------------------------------------------------------------------------------------------------------------
                                           SHARES BENEFICIALLY OWNED
                                               PRIOR TO OFFERING
                                      -----------------------------------
                                                  NUMBER OF   TOTAL SHARES,
                                      NUMBER OF   WARRANTS,  WARRANTS,OPTIONS             SHARES BENEFICIALLY OWNED
                                       SHARES    OPTIONS AND  ANDCONVERTIBLE                AFTER THE OFFERING (2)
                                       COMMON    CONVERTIBLE  SECURITIES AS SHARES BEING   ------------------------
NAME OF BENEFICIAL OWNER                STOCK    SECURITIES   % OF CLASS     OFFERED(1)       NUMBER     % OF CLASS
------------------------------------  ---------  ----------  ------------  --------------  ------------  ----------
MicroCapital Fund LP (3)              1,913,500     770,000         24.9%      1,800,000      2,637,000       11.5%
The Raisin Fund LLC (4)                 937,500     312,500         11.6%      1,250,000              -          *
Presage Corportation (5)                468,750     156,250          5.8%        625,000              -          *
Scott DeSano (6)                        468,750     156,250          5.8%        625,000              -          *
Valor Capital Management, LP (7)        455,000     285,000          6.9%        500,000        615,000        2.7%
Mark E. Murphy (8)                      281,250      93,750          3.5%        375,000              -          *
J. James Finnerty (9)                   187,500      77,441          2.5%        264,941              -          *
Bob Davidson (10)                       125,000      62,500          1.7%        187,500              -          *
Dorado Funds LLC (11)                   168,750      56,250          2.1%        225,000              -          *
Rainbow Trading Corporation (12)        412,700      50,000          4.3%        150,000        312,700        1.4%
Richard Vietze (13)                      93,750      31,250          1.2%        125,000              -          *
Michael Alessandro and Sheila
    Alessandro JTWROS (14)               98,750      31,250          1.2%        125,000          5,000          *
David Blakeney Lee (15)                  75,000      25,000            *         100,000              -          *
Jonathan Merriman (16)                   87,246      69,746          1.5%         96,992        127,246          *
Jon M. Plexico (17)                      22,750      14,395            *          25,145         30,750          *
Merriman, Curhan, Ford & Co. (18)             -     271,826            *         221,826         40,000          *
Greg Curhan (19)                              -      39,914            *          39,914              -          *
Steve Sarracino (19)                      2,000      25,492            *          21,492          6,000          *
John Cooleen (19)                             -       7,253            *           7,253              -          *
Bradley Rotter (19)                      80,000     163,509            *           3,509        240,000        1.0%
Aspen Advisors (20)                      24,563      24,563            *          49,126              -          *
DHR International Inc. (21)               8,250           -            *           8,250              -          *
Michael Wachs (22)                       44,250           -            *          38,000          6,250          *
Schnitzer Interests Ltd. (23)           293,862           -            *         293,862              -          *
Kenneth Schnitzer (24)                   70,000           -            *               -         70,000          *
Larry Steinberg (25)                    186,000           -            *         186,000              -          *
Ari Reubin (25)                           4,000           -            *           4,000              -          *
Michael Hershman (25)                    10,000           -            *          10,000              -          *
Marc Still (26)                               -      40,000            *          40,000              -          *
Brock Ganeles (27)                       20,000      40,000            *               -         60,000          *
David Lundeen (27)                       40,000      80,000          1.1%              -        120,000          *
Leonard Rodell Defined Benefit
   Pension Plan (27)                     10,000      20,000            *               -         30,000          *
NorDruk Parters Investment L.P. (27)     20,000      40,000            *               -         60,000          *
Wallace E. Wadman (27)                   40,000      80,000          1.1%              -        120,000          *
Carl Frankson (27)                       12,000      24,000            *               -         36,000          *
Kenneth R. Werner Revocable
   Trust (27)                            20,000      40,000            *               -         60,000          *
The Focus Fund LP (27)                  100,000     200,000          2.8%              -        300,000        1.3%
Elise Stern (27)                         10,000      20,000            *               -         30,000          *
Redwood Asset Management, LP (27)        40,000      80,000          1.1%              -        120,000          *
Erik Franklin (27)                       20,000      40,000            *               -         60,000          *
Howard S. Berl, Trust (27)               20,000      40,000            *               -         60,000          *
Herve Francois (27)                      20,000      40,000            *               -         60,000          *
Marjorie E. Goddard Trust (27)           10,000      20,000            *               -         30,000          *


London Family Trust (27)                 40,000      80,000          1.1%              -        120,000          *
Longwood Partners, LP (27)               80,000     160,000          2.2%              -        240,000        1.0%
                                      ---------  ----------  ------------  --------------  ------------  ----------
                                      7,021,121   3,768,139         88.8%      7,397,810      5,595,946       24.3%
                                      =========  ==========  ============  ==============  ============  ==========

*less than 1%

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

(2)  Assumes all shares being offered are sold.

(3) Shares being offered excludes 403,500 shares acquired in open market purchases, and 106,000 shares and 320,000 shares issuable upon conversion of a promissory note acquired in the Company's August 2003 bridge loan, and includes 900,000 shares acquired in the January 2003 private placement, 450,000 shares received from the exercise of warrants in May 2003 and 450,000 shares underlying warrants issued April 21, 2003. MicroCapital LLC, a registered investment advisor, has sole voting and investment power with respect to all such shares and is the general partner of MicroCapital Fund LP. Ian P. Ellis is the managing member of MicroCapital LLC and has sole voting and investment power of these shares. Mr. Ellis disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(4) Shares being offered include 625,000 shares acquired in the January 2003 private placement, 312,500 shares received from the exercise of warrants in May 2003 and 312,500 shares underlying warrants issued April 21, 2003. This selling shareholder is an affiliate of a registered broker-dealer. At the time this selling shareholder acquired these securities, he (i) was an affiliate of a broker dealer, (ii) had no direct or indirect agreement or understanding with any person to distribute the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of its business. Preston Raisin has sole voting and investment power with respect to all such shares. Mr. Raisin disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(5) Shares being offered include 312,500 shares acquired in the January 2003 private placement, 156,250 shares received from the exercise of warrants in May 2003 and 156,250 shares underlying warrants issued April 21, 2003. Bradley Rotter has sole voting and investment power with respect to all such shares. Mr. Rotter disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Mr. Rotter is an affiliate of Merriman Curhan Ford & Co., a registered broker-dealer. At the time of the acquisition, this selling stockholder had no agreement, understanding or arrangement with any person, directly or indirectly, to dispose of the securities to be resold, and acquired the securities to be resold in the ordinary course of business.

(6) Shares being offered include 312,500 shares acquired in the January 2003 private placement, 156,250 shares received from the exercise of warrants in May 2003 and 156,250 shares underlying warrants issued April 21, 2003.

(7) Shares being offered exclude 80,000 shares and 160,000 shares issuable upon conversion of a promissory note acquired in the Company's August 2003 bridge loan and include 250,000 shares acquired in the January 2003 private placement, 125,000 shares received from the exercise of warrants in May 2003 and 125,000 shares underlying warrants issued April 21, 2003. John M. Krotky III has sole voting and investment power with respect to all such shares. Mr. Krotky disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(8) Shares being offered include 187,500 shares acquired in the January 2003 private placement, 93,750 shares received from the exercise of warrants in May 2003, 93,750 shares underlying warrants issued April 21, 2003 and 14,941 shares underlying warrants assigned to Mr. Finnerty from MCF.

(9) Shares being offered include 125,000 shares acquired in the January 2003 private placement, 62,500 shares received from the exercise of warrants in May 2003 and 62,500 shares underlying warrants issued April 21, 2003. This selling stockholder (i) is an affiliate of Merriman Curhan Ford & Co., a registered broker-dealer, (ii) at the time of the acquisition, had no agreement, understanding or arrangement with any person, directly or indirectly, to dispose of the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of business.

(10) Shares being offered include 125,000 shares and 62,500 shares underlying warrants acquired in the January 2003 private placement.

(11) Shares being offered include 112,500 shares acquired in the January 2003 private placement, 56,250 shares received from the exercise of warrants in May 2003 and 56,250 shares underlying warrants issued April 21, 2003. David Lee has sole voting and investment power with respect to all such shares. Mr. Lee disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(12) Shares being offered exclude 312,700 shares acquired in open market purchases, and includes 100,000 shares and 50,000 shares underlying warrants acquired in the January 2003 private placement. This selling stockholder is an affiliate of a registered broker-dealer. At the time this selling stockholder acquired these securities, it (i) was an affiliate of a broker-dealer, (ii) had no direct or indirect agreement or understanding with any person to distribute the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of its business. Stanford C. Finney Jr. and Dennis Greer have sole voting and investment power with respect to all such shares. Mr. Finney and Mr. Greer disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(13) Shares being offered include 62,500 shares acquired in the January 2003 private placement, 31,250 shares received from the exercise of warrants in May 2003 and 31,250 shares underlying warrants issued April 21, 2003.

(14) Shares being offered exclude 5,000 shares acquired in the open market and includes 62,500 shares acquired in the January 2003 private placement, 31,250 shares received from the exercise of warrants in May 2003 and 31,250 shares underlying warrants issued April 21, 2003.

(15) Shares being offered include 50,000 shares acquired in the January 2003 private placement, 25,000 shares received from the exercise of warrants in May 2003 and 25,000 shares underlying warrants issued April 21, 2003.

(16) Shares being offered exclude 20,000 shares and 40,000 shares issuable upon conversion of a promissory note acquired in the August 2003 bridge loan, and include 37,500 shares acquired in the January 2003 private placement, 10,996 shares underlying warrants exercised in May 2003 that had been assigned to Mr. Merriman from MCF, 18,750 shares received from the exercise of warrants in May 2003 and 29,746 shares underlying warrants issued April 21, 2003. This selling stockholder (i) is an affiliate of Merriman Curhan Ford & Co., a registered broker-dealer, (ii) at the time of the acquisition, had no agreement, understanding or arrangement with any person, directly or indirectly, to dispose of the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of business.

(17) Shares being offered exclude 4,000 shares and 8,000 shares issuable upon conversion of a promissory note acquired in the August 2003 bridge loan, and include 12,500 shares acquired in the January 2003 private placement, 145 shares underlying warrants assigned to Mr. Plexico from MCF, 6,250 shares received from the exercise of warrants in May 2003 and 6,250 shares underlying warrants issued April 21, 2003. This selling stockholder (i) is an affiliate of Merriman Curhan Ford & Co., a registered broker-dealer, (ii) at the time of the acquisition, had no agreement, understanding or arrangement with any person, directly or indirectly, to dispose of the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of business.

(18) Shares being offered include warrants for 122,812 shares received as compensation for services by Merriman Curhan Ford & Co. ("MCF") as placement agent for our January 2003 private placement and warrants for 39,014 shares received by MCF as compensation for services by MCF as a result of the warrants exercised in May 2003. MCF receives warrants for 10,000 shares of common stock each month pursuant to the terms of the investment advisory agreement (the "Monthly Warrants"). The shares being offered include the Monthly Warrants to purchase 60,000 shares which are included in this registration statement, and excludes Monthly Warrants for 30,000 shares that are immediately exercisable but were issued after the filing of this registration statement and 20,000 that become exercisable within 60 days of September 26, 2003 which are not included in this registration statement. This selling stockholder is a registered broker-dealer. At the time this selling stockholder acquired this warrant, it
(i) was a broker-dealer, (ii) had no direct or indirect agreement or understanding with any person to immediately distribute the warrant, or the shares issuable upon exercise or conversion thereof, and (iii) did not acquire the warrant, or the shares issuable upon exercise or conversion thereof, for the purpose of reselling such securities in the ordinary course of its business. D. Jonathan Merriman and Gregory S. Curhan have sole voting and investment power of these shares. Mr. Merriman and Mr. Curhan disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(19) Shares being offered exclude 82,000 shares and 164,000 shares issuable upon conversion of a promissory note acquired in the Company's August 2003 bridge loan and include a total of 72,168 warrants which were received by MCF and then, warrants in the amount shown were assigned by MCF to this beneficial owner. This selling stockholder (i) is an affiliate of Merriman Curhan Ford & Co., a registered broker-dealer, (ii) at the time of the acquisition, had no agreement, understanding or arrangement with any person, directly or indirectly, to dispose of the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of business.

(20) Shares being offered include 24,563 shares received from the exercise of warrants which had been assigned by MCF and 24,563 shares underlying warrants issued April 21, 2003. Marc Still has sole voting and investment power with respect to all such shares. Mr. Still disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(21) Shares being offered include 8,250 shares received for executive recruiting services. Michael Setze has sole voting and investment power with respect to all such shares. Mr. Setze disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(22) Shares being offered include 38,000 shares received for investor relations services to be performed in 2003 and exclude 6,250 shares of common stock received upon the Distribution on May 17, 2002.

(23) Shares being offered include 50,000 shares issued in connection with a loan to the Company and 243,862 shares issued upon conversion of the loan into share of common stock. Kenneth Schnitzer and Douglas W. Schnitzer have sole voting and investment power with respect to all such shares. Mr. K. Schnitzer and Mr. D. Schnitzer disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(24) Shares being offered exclude 4,000 shares issued in the spin off distribution of Citadel shares on May 17, 2002 and 66,000 shares acquired in open market purchases. Mr. K. Schnitzer is a principal of Schnitzer Interests Ltd. and as such, the 70,000 shares have been included in the calculation of the beneficial ownership percentages of Schnitzer Interests Ltd.

(25) Shares being offered consist of shares issued in connection with a loan to the company by an entity with which the individual is affiliated.

(26) Shares being offered include stock options for 40,000 shares which were granted in connection with a loan to Citadel by an affiliated party.

(27) Shares and convertible securities are excluded from the shares being offered.

Participators in the August 2003 bridge loan may receive additional warrants in the event of default of the note based on one-half share per principle amount invested per month in default of the loan.

As of September 25, 2003, there were issued and outstanding 23,020,998 shares of common stock. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.